Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements and related Prospectuses (Form S-3 No. 333-73421 and No. 33-40465, and Form S-4 No. 333-10771) of Commerce Bancorp, Inc. and in the Registration Statements (Forms S-8 No. 33-82742, No. 333-57497, and No. 33-82740) pertaining to the Stock
Option Plans and Employee Stock Purchase Plan of Commerce Bancorp, Inc. of our report dated January 26, 1999 with respect to the consolidated financial statements of Commerce Bancorp, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 1998.



/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 25, 1999